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As filed with the Securities and Exchange Commission on March 19, 2015

Registration No. 333-202662

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAYTEX ENERGY CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada
(Province or other jurisdiction of incorporation or organization)

1381
(Primary Standard Industrial Classification Code Number, if applicable)

Not applicable
(I.R.S. Employer Identification No., if applicable)

2800, 520 – 3rd Avenue S.W.
Calgary, Alberta, Canada, T2P 0R3
Tel: 587-952-3000
(Address and telephone number of Registrant's principal executive offices)

Baytex Energy USA, Inc.
2300, 1200 Smith Street
Houston, Texas 77002
Tel: 713-402-1920
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Murray J. Desrosiers Baytex Energy Corp. 2800, 520 – 3rd Avenue S.W. Calgary, Alberta, Canada, T2P 0R3 Tel: 587-952-3000 Fax: 587-952-3029	Shannon M. Gangl Burnet, Duckworth & Palmer LLP 2400, 525 – 8th Avenue S.W. Calgary, Alberta, Canada T2P 1G1 Tel: 403-260-0100 Fax: 403-260-0332	Andrew J. Foley, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Tel: 212-373-3078 Fax: 212-492-0078	James M. Prince Vinson & Elkins LLP 1001 Fannin Street Suite 2500 Houston, TX 77002-6760 Tel: 713-758-3710 Fax: 713-615-5962	John S. Osler, QC McCarthy Tétrault Suite 4000 421 7th Avenue SW Calgary, AB T2P 4K9 Tel: 403-260-3554 Fax: 403-260-3501

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

SHORT FORM PROSPECTUS

New Issue	March 19, 2015

$549,995,000
31,700,000 Common Shares

$17.35 per Common Share

We are hereby qualifying for distribution 31,700,000 common shares (the "Common Shares") at a price of $17.35 per Common Share (the "Offering") for aggregate gross proceeds of $549,995,000. The terms of the Offering, including the offering price per Common Share, were determined by negotiation between us and Scotia Capital Inc. and RBC Dominion Securities Inc. (collectively, the "Co-Lead Underwriters"), on their own behalf and on behalf of CIBC World Markets Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., TD Securities Inc., Barclays Capital Canada Inc., Desjardins Securities Inc., Merrill Lynch Canada Inc., Peters & Co. Limited, AltaCorp Capital Inc., FirstEnergy Capital Corp., Macquarie Capital Markets Canada Ltd. and Raymond James Ltd. (collectively, the "Underwriters"). See "Plan of Distribution".

Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") and the New York Stock Exchange ("NYSE") under the trading symbol "BTE". On March 11, 2015, the last trading day prior to the date of the public announcement of the Offering, the closing price of the Common Shares on the TSX was $18.23 per Common Share and the closing price of the Common Shares on the NYSE was U.S.$14.29 per Common Share.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED SHARES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under the multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Our financial statements included or incorporated by reference into this short form prospectus have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") (which, since January 1, 2011, have been consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board) and are subject to Canadian auditing and auditor independence standards. The historical financial statements of Aurora Oil and Gas Limited ("Aurora") contained in the documents incorporated by reference into this short form prospectus have been prepared in accordance with Australian Accounting Standards ("AAS"), which include Australian equivalents to IFRS. Compliance with AAS ensures compliance with IFRS as issued by the International Accounting Standards Board. Canadian GAAP and AAS differ from generally accepted accounting principles in the United States ("U.S. GAAP"). Thus, Aurora's financial statements and our financial statements may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Common Shares may have tax consequences both in the United States and Canada. Such consequences may not be fully described herein. See "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations".

Data on oil and gas reserves incorporated by reference into this short form prospectus has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. See "Presentation of Financial and Oil and Gas Information".

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that we are formed under the laws of the Province of Alberta, that some of our officers and directors are residents of Canada or otherwise reside outside of the United States, that some of the Underwriters and experts named in this short form prospectus may be residents of Canada or otherwise reside outside of the United States, and that a substantial portion of our assets and the assets of said persons may be located outside the United States.

	Price to the Public(1)	Underwriters' Fee(2)	Net Proceeds to the Corporation(3)
Per Common Share	$17.35	$0.694	$16.656
Total(4)	$549,995,000	$21,999,800	$527,995,200

Notes:

(1)
All dollar amounts in this short form prospectus are expressed in Canadian dollars, except where otherwise indicated.

(2)
Pursuant to the terms of the Underwriting Agreement (as defined herein), we have agreed to pay to the Underwriters a cash fee equal to 4.0% of the gross proceeds of the Offering. See "Plan of Distribution".

(3)
Before deducting expenses of the Offering, estimated to be $1,000,000, which will be paid from our general funds.

(4)
We have granted to the Underwriters an option (the "Over-allotment Option"), exercisable in whole or in part, in the sole discretion of the Underwriters, at any time and from time to time, for a period of 30 days following the closing of the Offering, to purchase up to an additional 4,755,000 Common Shares (together with the 31,700,000 Common Shares offered hereunder, the "Offered Shares") at a price of $17.35 per Common Share on the same terms and conditions as the Offering for the purposes of covering the Underwriters' over-allocation position, if any, and for market stabilization purposes. A purchaser who acquires Common Shares forming any part of the Underwriters' over-allocation position acquires those Common Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-allotment Option or secondary market purchases. If the Over-allotment Option is exercised in full, the total gross proceeds of the Offering, the Underwriters' Fee and the net proceeds to us (before deducting expenses of the Offering) will be $632,494,250, $25,299,770 and $607,194,480, respectively. This short form prospectus also qualifies the grant of the Over-allotment Option and the issuance of Common Shares pursuant to the exercise of the Over-allotment Option. Unless the context otherwise requires, references to the "Offering" include the Common Shares issuable pursuant to the exercise of the Over-allotment Option. See "Plan of Distribution" and the table below.

The following table sets forth the number of Common Shares that may be issued by us pursuant to the Over-allotment Option.

Underwriters' Position	Maximum size of securities available	Exercise period	Exercise price
Over-allotment Option	Up to 4,755,000 Common Shares	At any time during the period of up to 30 days following closing of the Offering	$17.35 per Common Share

Mary Ellen Peters, one of our directors, resides outside of Canada. In addition, all or some of the designated professionals of BDO Audit (WA) Pty Ltd., the former external auditor of Aurora, and Ryder Scott Company, L.P., one of our independent qualified reserves evaluators, are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Such persons have appointed the following agents for service of process:

Name of Person or Company	Name and Address of Agent
Mary Ellen Peters	Burnet, Duckworth & Palmer LLP Suite 2400, 525 – 8th Avenue S.W. Calgary, Alberta T2P 1G1
BDO Audit (WA) Pty Ltd.	BDO Canada LLP Suite 600, 36 Toronto Street Toronto, Ontario M5C 2C5
Ryder Scott Company, L.P.	Ryder Scott Canada Suite 600, 1015 – 4th Street S.W. Calgary, Alberta T2R 1J4

It may not be possible for you to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process. See "Enforcement of Judgments Against Foreign Persons or Companies".

The TSX has conditionally approved the listing of the Common Shares distributed pursuant to the Offering, including the Common Shares issuable pursuant to the Over-Allotment Option. Listing will be subject to us fulfilling all of the listing requirements of the TSX on or before June 10, 2015. Application has been made to list the Common Shares (including the Common Shares issuable upon exercise of the Over-allotment Option) on the NYSE.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by us and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement. See "Plan of Distribution". The Offering is subject to the approval of certain legal matters relating to Canadian law on our behalf by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and on behalf of the Underwriters by McCarthy Tétrault LLP, Calgary, Alberta and to the approval of certain legal matters relating to United States law on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York and on behalf of the Underwriters by Vinson & Elkins LLP, Houston, Texas.

Subscriptions for Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of the Offering is anticipated to occur on or about April 2, 2015 or such other date as may be agreed upon by us and the Underwriters (the "Closing Date"), but in any event not later than 42 days after the date of the receipt for this short form prospectus. Except in certain limited circumstances: (i) Common Shares will be registered and represented electronically through the non-certificated inventory of CDS Clearing and Depository Services Inc. ("CDS"); and (ii) no certificates evidencing the Common Shares will be issued. See "Plan of Distribution".

Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those that might otherwise prevail on the open market in accordance with applicable market stabilization rules. Such transactions, if commenced, may be discontinued at any time. The Underwriters propose to offer the Common Shares initially at the offering price specified above. After a reasonable effort has been made to sell all the Common Shares at the price specified, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the Common Shares remaining unsold. Any such reduction will not affect the proceeds received by us. See "Plan of Distribution".

Each of the Co-Lead Underwriters and CIBC World Markets Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., TD Securities Inc., Barclays Capital Canada Inc., Desjardins Securities Inc. and Merrill Lynch Canada Inc. are subsidiaries or affiliates of lenders to us (collectively, the "Banks"). In addition, ATB Financial is a minority shareholder of AltaCorp Capital Inc. and is an affiliate of Alberta Treasury Branches, which is a provincially regulated financial institution that is a member of the Credit Facilities' lending syndicate with the Banks (collectively, the "Lenders"). Consequently, we may be considered to be a connected issuer of these Underwriters for the purposes of securities regulations in certain provinces. The net proceeds received pursuant to this Offering will be used to reduce our indebtedness to such Lenders. As a result, one or more of the Underwriters or their affiliates may receive more than 5% of the net proceeds from this Offering in the form of the repayment of indebtedness. Accordingly, this Offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority ("FINRA"). The appointment of a qualified independent underwriter is not necessary in connection with this Offering because the conditions of Rule 5121(a)(1)(B) of FINRA are satisfied. See "Relationship between Us and Certain of the Underwriters (Conflicts of Interest)" and "Use of Proceeds".

An investment in the securities offered hereunder is speculative and involves a high degree of risk. The risk factors identified under the headings "Risk Factors" and "Forward-Looking Statements" in this short form prospectus, the Annual Information Form (as defined herein) and the Annual MD&A (as defined herein) should be carefully reviewed and evaluated by prospective subscribers before purchasing the Offered Shares.

Our head office is located at Suite 2800, Centennial Place, East Tower, 520 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0R3 and our registered office is located at Suite 2400, 525 – 8th Avenue S.W., Calgary, Alberta, Canada, T2P 1G1.

 IMPORTANT NOTICE ABOUT INFORMATION IN THIS SHORT FORM PROSPECTUS

        You should rely only on the information contained or incorporated by reference into this short form prospectus, and, if you reside in the United States, on the other information included in the registration statement of which this short form prospectus forms a part or in any free writing prospectus we file with the SEC. We have not, and the Underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that only the information appearing in this short form prospectus, as well as information we previously filed with the securities regulatory authority in each of the provinces of Canada and with the SEC that is incorporated by reference into this short form prospectus, is accurate as of the respective dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We are not, and the Underwriters are not, making an offer to sell these Common Shares in any jurisdiction where the offer or sale is not permitted.

 PRESENTATION OF FINANCIAL AND OIL AND GAS INFORMATION

        Unless indicated otherwise, our financial information included in the documents incorporated by reference herein, has been prepared in accordance with Canadian GAAP (which, since January 1, 2011, have been consistent with IFRS as issued by the International Accounting Standards Board). Aurora's historical financial statements contained in the documents incorporated by reference herein have been prepared in accordance with AAS, which include Australian equivalents to IFRS. Compliance with AAS ensures compliance with IFRS as issued by the International Accounting Standards Board. Canadian GAAP and AAS differ from U.S. GAAP and thus these financial statements may not be comparable to the financial statements of United States companies.

        The securities regulatory authorities in Canada have adopted NI 51-101 (as defined herein), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. The recovery and resource estimates in the documents incorporated by reference herein are estimates only. Actual reserves and contingent resources (and any volumes that may be reclassified as reserves) and future production from such reserves or contingent resources may be greater than or less than the estimates provided herein.

        The determination of oil and gas reserves involves the preparation of estimates that have an inherent degree of associated uncertainty. Categories of proved and probable reserves have been established to reflect the level of these uncertainties and to provide an indication of the probability of recovery. The estimation and classification of reserves requires the application of professional judgment combined with geological and engineering knowledge to assess whether or not specific reserves classification criteria have been satisfied. Knowledge of concepts including uncertainty and risk, probability and statistics, and deterministic and probabilistic estimation methods is required to properly use and apply reserves definitions.

        All estimates of future net revenue in the documents incorporated herein by reference are, unless otherwise noted, after the deduction of royalties, development costs, production costs and well abandonment costs but before deduction of future income tax expenses and before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimated future net revenues contained in the documents incorporated herein by reference do not represent the fair market value of the applicable reserves.

        There is no assurance that the forecast price and cost assumptions estimated will be attained and variances could be material. The recovery, reserves and resource estimates described in the documents incorporated by reference herein are estimates only and there is no guarantee that the estimated reserves or resources will be recovered. Actual reserves or resources may be greater or less than the estimates provided in the documents incorporated herein by reference. The estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effects of aggregation.

        Unless otherwise stated, all of the reserves and resources information contained in the documents incorporated herein by reference, have been calculated and reported using assumptions and methodology guidelines outlined in accordance with the standards contained in the COGE Handbook (as defined herein), NI 51-101 and the definitions contained in the Canadian Securities Administrators Staff Notice 51-324. Numbers

in the reserves tables and other oil and gas information contained in the documents incorporated herein by reference may not add due to rounding.

        Natural gas liquids referred to in the documents incorporated herein by reference are reported on a combined basis with any condensate as required under NI 51-101.

        NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulatory authorities, to disclose not only proved, probable and possible reserves but also resources, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves, possible reserves and resources are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. We are permitted to disclose reserves in accordance with Canadian securities law requirements and the disclosure in the documents incorporated by reference herein may include reserves designated as probable reserves, possible reserves and resources, as defined under Canadian standards.

        The U.S. Securities and Exchange Commission (the "SEC") does not permit the inclusion of estimates of resources in reports filed with it by companies domiciled in the United States.

        The SEC definitions of proved, probable and possible reserves are different than NI 51-101; therefore, proved, probable and possible reserves disclosed herein and in the documents incorporated by reference into this short form prospectus may not be comparable to United States standards. The SEC currently requires United States oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others but permits the optional disclosure of probable and possible reserves, as defined under SEC rules. The SEC does not allow proved and probable reserves to be aggregated except in the case of reserves determined using probabilistic methods, whereas NI 51-101 requires issuers to disclose aggregate proved and probable reserves.

        Moreover, as permitted by NI 51-101, we have determined and disclosed in the documents incorporated by reference into this short form prospectus, the net present value of future net revenue from our reserves using only forecast prices and costs. The SEC requires that reserves and related future net revenue be estimated based on historical 12-month average prices, but permits the optional disclosure of revenue estimates based on different price and cost criteria, including standardized future prices or management's own forecasts.

        Additional information prepared in accordance with Accounting Standards Codification 932 "Extractive Activities — Oil & Gas" issued by the United States Financial Accounting Standards Board relating to our petroleum and natural gas reserves is set forth in the Supplemental Oil and Gas Disclosures (as defined herein), which is incorporated herein by reference.

        Certain documents incorporated by reference into this short form prospectus contain estimates of "contingent resources". The SEC prohibits United States oil and gas companies from including an estimate of "contingent resources" in filings with the SEC. "Contingent resources" are not, and should not be confused with, petroleum and natural gas reserves. "Contingent resources" are defined in the COGE Handbook as: "those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political and regulatory matters or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage."

        The outstanding contingencies applicable to our disclosed contingent resources do not include economic contingencies. Economic contingent resources are those resources that are currently economically recoverable based on specific forecasts of commodity prices and costs.

        A range of contingent resources estimates (low, best and high) were prepared by our independent qualified reserves evaluators, McDaniel (as defined herein) and Sproule (as defined herein). A low estimate (C1) is considered to be a conservative estimate of the quantity of the resource that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate. Those resources in the low estimate have the highest degree of certainty (a 90% confidence level) that the actual quantities recovered will equal or exceed the estimate. A best estimate (C2) is considered to be the best estimate of the quantity of the resource that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate. Those resources in the best estimate have a 50% confidence level that the actual quantities recovered will equal or exceed the estimate. A high estimate (C3) is considered to be an optimistic estimate of the quantity of the resource that will actually be recovered. It is unlikely that the actual remaining quantities of resource recovered will equal or exceed the high estimate. Those resources in the high estimate have a lower degree of certainty (a 10% confidence level) that the actual quantities recovered will equal or exceed the estimate.

        The primary contingencies which currently prevent the classification of our contingent resources as reserves consist of: preparation of firm development plans, including determination of the specific scope and timing of the project; project sanction; access to capital markets; stakeholder and regulatory approvals; access to required services and field development infrastructure; oil prices and price differentials between light, medium and heavy gravity crude oils; future drilling program and testing results; further reservoir delineation and studies; facility design work; limitations to development based on adverse topography or other surface restrictions; and the uncertainty regarding marketing and transportation of petroleum from development areas.

        There is no certainty that it will be commercially viable to produce any portion of the contingent resources or that we will produce any portion of the volumes currently classified as contingent resources. The estimates of contingent resources involve implied assessment, based on certain estimates and assumptions, that the resource described exists in the quantities predicted or estimated and that the resource can be profitably produced in the future.

        Other principal differences between SEC oil and gas disclosure requirements and NI 51-101 include the following, some of which may be material:

  •
  the SEC mandates disclosure of reserves by geographic area only, whereas NI 51-101 requires disclosure of more reserve categories and product types;

  •
  the SEC's rules in estimating reserves differ from NI 51-101 in areas such as the use of reliable technology, aerial extent around a drilled location, quantities below the lowest known oil and quantities across an undrilled fault block; and

  •
  United States rules limit reserve bookings on undrilled acreage to "those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances", whereas under NI 51-101, reserves may be recognized on undrilled properties beyond directly offsetting spacing units if there is "compelling evidence of reservoir continuity".

 SELECTED DEFINITIONS

        Unless the context otherwise requires, all references in this short form prospectus to "Baytex", the "Corporation", "we", "us" or "our" means Baytex Energy Corp. and its consolidated subsidiaries and any partnership of which Baytex and its subsidiaries are the partners.

In this short form prospectus, the following terms shall have the following meanings:

"5.125% Notes" means the 5.125% senior unsecured notes due June 1, 2021 issued by Baytex pursuant to Debt Indenture #2 of which US$400 million was outstanding as at March 1, 2015.

"5.625% Notes" means the 5.625% senior unsecured notes due June 1, 2024 issued by Baytex pursuant to Debt Indenture #2 of which US$400 million was outstanding as at March 1, 2015.

"6.625% Notes" means the 6.625% series C senior unsecured debentures due July 19, 2022 issued by Baytex pursuant to Debt Indenture #1 of which $300 million was outstanding as at March 1, 2015.

"6.750% Notes" means the 6.750% series B senior unsecured debentures due February 17, 2021 issued by Baytex pursuant to Debt Indenture #1 of which US$150 million was outstanding as at March 1, 2015.

"7.500% Notes" means the 7.500% senior unsecured notes due April 1, 2020 issued by Baytex USA (formerly Aurora Oil & Gas, Inc.) pursuant to Debt Indenture #3 of which US$6.4 million was outstanding as at March 1, 2015.

"9.875% Notes" means the U.S.$365 million aggregate principal amount of 9.875% senior unsecured notes assumed by us in connection with the acquisition of Aurora which have been fully redeemed.

"AAS" means Australian Accounting Standards.

"ABCA" means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, including the regulations promulgated thereunder, as amended from time to time.

"Annual Information Form" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"Annual Financial Statements" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"Annual MD&A" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"Aurora" means Aurora Oil & Gas Limited, a corporation organized under the Australian Corporations Act 2001 (Cth) and acquired by us in June, 2014.

"Bank EBITDA" is calculated based on terms and definitions set out in the credit agreement governing our Credit Facilities which adjusts net income for financing costs, income tax, certain specific unrealized and non-cash transactions (including depletion, depreciation, amortization, exploration expenses, unrealized gains and losses on financial derivatives and foreign exchange and stock based compensation), and acquisition and disposition activity (excluding acquisition-related costs incurred) and is calculated based on a trailing twelve month basis.

"Baytex Energy" means Baytex Energy Ltd., a corporation amalgamated under the ABCA.

"Baytex Partnership" means Baytex Energy Partnership, a general partnership, the partners of which are Baytex Energy and Baytex Holdings Limited Partnership.

"Baytex USA" means Baytex Energy USA, Inc.

"Board of Directors" means our board of directors.

"Canadian GAAP" or "GAAP" means generally accepted accounting principles in Canada, which are in effect from time to time and which since January 1, 2011 have been consistent with International Financial Reporting Standards as issued by the International Accounting Standards Board.

"CDS" means CDS Clearing and Depository Services Inc.

"Closing Date" means the closing date of the Offering which is anticipated to occur on or about April 2, 2015 or such other date as may be agreed upon by us and the Underwriters, but in any event not later than 42 days after the date of the receipt for this short form prospectus.

"COGE Handbook" means the Canadian Oil and Gas Evaluation Handbook prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary chapter) and the Canadian Institute of Mining, Metallurgy and Petroleum.

"Co-Lead Underwriters" means Scotia Capital Inc. and RBC Dominion Securities Inc.

"Common Shares" means the common shares in our capital.

"Common Share Rights Incentive Plan" means our Common Share Rights Incentive Plan, as described in the Information Circular under "Executive Compensation — Common Share Rights Incentive Plan".

"Credit Facilities" has the meaning ascribed thereto in note (2) under the table in "Consolidated Capitalization".

"Debt Indenture #1" means the amended and restated trust indenture among us, as issuer, certain of our subsidiaries, as guarantors, and Valiant Trust Company, as indenture trustee, dated January 1, 2011, as supplemented by supplemental indentures dated February 17, 2011, February 18, 2011, July 19, 2012, December 19, 2012, June 4, 2014, June 11, 2014, July 25, 2014 and March 6, 2015.

"Debt Indenture #2" means the indenture among us, as issuer, certain of our subsidiaries, as guarantors, and Computershare Trust Company, N.A., as indenture trustee, dated June 6, 2014, as supplemented by supplemental indentures dated June 11, 2014 and July 25, 2014.

"Debt Indenture #3" means the indenture among Aurora Oil & Gas, Inc. (now Baytex USA), as issuer, certain of its affiliates, as guarantors, and U.S. National Bank Association, as indenture trustee, dated March 21, 2013, as supplemented by supplemental indentures dated December 6, 2013, April 25, 2014 and May 5, 2014.

"development costs" means costs incurred to obtain access to reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas from reserves. More specifically, development costs, including applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to: (a) gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground draining, road building, and relocating public roads, gas lines and power lines, pumping equipment and wellhead assembly; (b) drill and equip development wells, development type stratigraphic test wells and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment and wellhead assembly; (c) acquire, construct and install production facilities such as flow lines, separators, treaters, heaters, manifolds, measuring devices and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and (d) provide improved recovery systems.

"EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System established by the SEC.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"FINRA" means the Financial Industry Regulatory Authority.

"forecast prices and costs" means in relation to an issuer, prices and costs that are: (a) generally acceptable as being a reasonable outlook of the future; and (b) if and only to the extent that, there are fixed or presently determinable future prices or costs to which an issuer is legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (a).

"gross" means: (a) in relation to an issuer's interest in production or reserves, its "company gross reserves", which are its working interest (operating or non-operating) share before deduction of royalties and without including any royalty interests of the issuer; (b) in relation to wells, the total number of wells in which an issuer has an interest; and (c) in relation to properties, the total area of properties in which an issuer has an interest.

"Information Circular" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"McDaniel" means McDaniel & Associates Consultants Ltd., independent petroleum consultants of Calgary, Alberta, Canada.

"net" means: (a) in relation to an issuer's interest in production or reserves its working interest (operating or non-operating) share after deduction of royalty obligations, plus its royalty interests in production or reserves;

(b) in relation to an issuer's interest in wells, the number of wells obtained by aggregating the issuer's working interest in each of its gross wells; and (c) in relation to an issuer's interest in a property, the total area in which the issuer has an interest multiplied by the working interest owned by the issuer.

"NI 51-101" means National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities.

"Notes" means the unsecured subordinated promissory notes issued by Baytex Energy and certain other Operating Entities to us.

"NYSE" means the New York Stock Exchange.

"Operating Entities" means our subsidiaries that are actively involved in the acquisition, production, processing, transportation and marketing of crude oil, natural gas liquids and natural gas, being Baytex Energy, Baytex Partnership and Baytex USA, each a direct or indirect wholly-owned subsidiary of us, and "Operating Entity" means any one of them, as applicable.

"Ryder Scott" means Ryder Scott Company, L.P., independent petroleum consultants of Houston, Texas.

"SEC" means the U.S. Securities and Exchange Commission.

"SEDAR" means the System for Electronic Document Analysis and Retrieval established by the provincial securities regulatory authorities in Canada.

"Senior Notes" means, collectively, the 6.750% Notes, the 5.125% Notes, the 6.625% Notes and the 5.625% Notes.

"service well" means a well drilled or completed for the purpose of supporting production in an existing field. Wells in this class are drilled for the following specific purposes: gas injection (natural gas, propane, butane or flue gas), water injection, steam injection, air injection, salt water disposal, water supply for injection, observation or injection for combustion.

"Share Award Incentive Plan" means our Share Award Incentive Plan, as described in the Information Circular under "Executive Compensation — Share Award Incentive Plan".

"Shareholders" mean the holders from time to time of Common Shares.

"Sproule" means Sproule Unconventional Limited, independent petroleum consultants of Calgary, Alberta.

"subsidiary" has the meaning ascribed thereto in the ABCA and, for greater certainty, includes all corporations, partnerships and trusts owned, controlled or directed, directly or indirectly, by us.

"Supplemental Oil and Gas Disclosures" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"Tax Act" means the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder.

"TSX" means the Toronto Stock Exchange.

"Underwriters" means, collectively, the Co-Lead Underwriters and CIBC World Markets Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., TD Securities Inc., Barclays Capital Canada Inc., Desjardins Securities Inc., Merrill Lynch Canada Inc., Peters & Co. Limited, AltaCorp Capital Inc., FirstEnergy Capital Corp., Macquarie Capital Markets Canada Ltd. and Raymond James Ltd.

"Underwriting Agreement" means the agreement to be entered into among us and the Underwriters in respect of the Offering.

"United States" or "U.S." means the United States, as defined in Rule 902(l) under Regulation S under the United States Securities Act of 1933, as amended.

"U.S. GAAP" means United States generally accepted accounting principles.

Words importing the singular number only include the plural, and vice versa, and words importing any gender include all genders.

 CONVERSIONS

        The following table sets forth certain conversions between Standard Imperial Units and the International System of Units (or metric units).

To Convert From	To	Multiply By
Mcf	cubic metres	28.317
cubic metres	cubic feet	35.494
Bbls	cubic metres	0.159
cubic metres	Bbls	6.289
Feet	Metres	0.305
Metres	Feet	3.281
Miles	kilometres	1.609
Kilometres	Miles	0.621
Acres	hectares	0.405
Hectares	Acres	2.471
Gigajoules	MMbtu	0.950
MMbtu	gigajoules	1.0526

ABBREVIATIONS

Oil and Natural Gas Liquids		Natural Gas
Bbl	barrel	Mcf	thousand cubic feet
Bbls	barrels	MMcf	million cubic feet
Bbls/d	barrels per day	Bcf	billion cubic feet
Mbbls	thousand barrels	Mcf/d	thousand cubic feet per day
MMbbls	million barrels	MMcf/d	million cubic feet per day
Mstb	thousand stock tank barrels of oil	MMbtu	million British Thermal Units
NGLs	natural gas liquids	GJ	Gigajoule

Other
AECO	the natural gas storage facility located at Suffield, Alberta, connected to TransCanada's Alberta System
API	American Petroleum Institute
°API	an indication of the specific gravity of crude oil measured on the API gravity scale
BOE or Boe	barrel or barrels of oil equivalent, using the conversion factor of six Mcf of natural gas being equivalent to one barrel of oil
Boe/d	barrels of oil equivalent per day
m3	cubic metres
MBoe	thousand barrels of oil equivalent
Mcfe	thousand cubic feet of gas equivalent, using the conversion factor of 1 barrel of oil being equivalent to 6 Mcf of natural gas
MMBoe	million barrels of oil equivalent
RLI	reserve life index
WTI	West Texas Intermediate, the reference price paid in U.S. dollars at Cushing, Oklahoma for the crude oil standard grade
WCS	Western Canadian Select heavy oil reference price
000s	thousands
$000s	thousands of dollars
$MM	millions of dollars

 CONVENTIONS

        Certain terms used herein are defined in the "Selected Definitions". Certain other terms used herein but not defined herein are defined in NI 51-101 and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101. All financial information herein has been presented in Canadian dollars in accordance with Canadian GAAP, except where otherwise indicated. References to "$" or "CDN$" are to Canadian dollars and references to "U.S.$" are to United States dollars.

OIL AND GAS EQUIVALENCY

        The term "Boe" means a barrel of oil equivalent on the basis of 6 Mcf of natural gas to 1 Bbl of oil. The term "Mcfe" means a thousand cubic feet of gas equivalent on the basis of 1 Bbl of oil to 6 Mcf of natural gas. Boes and Mcfes may be misleading, particularly if used in isolation. A Boe conversion ratio of 6 Mcf: 1 Bbl or an Mcfe conversion ratio of 1 Bbl: 6 Mcf is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency of 6 Mcf: 1Bbl, utilizing a conversion ratio at 6 Mcf: 1 Bbl may be misleading as an indication of value.

 NON-GAAP FINANCIAL MEASURES

        In this short form prospectus and the documents incorporated by reference herein, we refer to certain financial measures (such as funds from operations, payout ratio, total monetary debt, operating netback and Bank EBITDA) which do not have any standardized meaning prescribed by Canadian GAAP and are considered non-GAAP measures. While funds from operations, payout ratio, total monetary debt, operating netback and Bank EBITDA are commonly used in the oil and gas industry, our determination of these measures may not be comparable with calculations of similar measures for other issuers. However, these measures should not be construed as alternatives to traditional performance measures determined in accordance with Canadian GAAP or U.S. GAAP, such as cash flow from operating activities and net income. Please refer to the Annual MD&A, which is incorporated by reference herein, for a reconciliation of funds from operations to cash flow from operating activities.

Funds from Operations

        We define funds from operations as cash flow from operating activities adjusted for financing costs, changes in non-cash operating working capital and other operating items. We believe that this measure assists in providing a more complete understanding of certain aspects of our results of operations and financial performance, including our ability to generate the cash flow necessary to fund future dividends to Shareholders and capital investments.

Payout Ratio

        We define payout ratio as cash dividends (net of participation in our dividend reinvestment plan) divided by funds from operations. We believe that this measure assists in providing a more complete understanding of certain aspects of our results of operations and financial performance, including our ability to generate the cash flow necessary to fund future dividends to Shareholders and capital investments.

Total Monetary Debt

        We define total monetary debt as the sum of monetary working capital (which is current assets less current liabilities (excluding non-cash items such as unrealized gains or losses on financial derivatives, assets held for sale and liabilities related to assets held for sale)), the principal amount of long-term debt and bank loan. We believe that this measure assists in providing a more complete understanding of our cash liabilities.

Operating Netback

        We define operating netback as product revenue less royalties, production and operating expenses and transportation expenses divided by barrels of oil equivalent sales volume for the applicable period. We believe that this measure assists in characterizing our ability to generate cash margin on a unit of production basis.

Bank EBITDA

        We define Bank EBITDA as our consolidated net income attributable to Shareholders before interest, taxes, depletion and depreciation, and certain other non-cash items as set out in our credit agreements governing our Credit Facilities. This measure is used to measure compliance with certain financial covenants.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES

        Mary Ellen Peters, one of our directors, resides outside of Canada. Ms. Peters has appointed Burnet, Duckworth & Palmer LLP, Suite 2400, 525 – 8th Avenue S.W., Calgary, Alberta, Canada, T2P 1G1, as her agent for service of process. In addition, all or some of the designated professionals of BDO Audit (WA) Pty Ltd., the former external auditor of Aurora and Ryder Scott Company, L.P., one of our independent qualified reserves evaluators, are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. BDO Audit (WA) Pty Ltd. has appointed BDO Canada LLP, Suite 600, 36 Toronto Street, Toronto, Ontario M5C 2C5 as its agent for service of process. Ryder Scott Company, L.P. has appointed Ryder Scott Canada, Suite 600, 1015 – 4th Street S.W., Calgary, Alberta T2R 1J4 as its agent for service of process. It may not be possible for you to enforce judgments obtained in Canada against a person that resides outside of Canada, even if the party has appointed an agent for service of process.

        Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against a person that resides outside of Canada, even if the party has appointed an agent for service of process.

        We are a corporation formed under, and governed by, the laws of the Province of Alberta, Canada and our principal place of business is in Canada. Substantially all of our directors and officers and the experts named in this short form prospectus are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets and our assets are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States.

        We have been advised by our Canadian counsel, Burnet, Duckworth & Palmer LLP, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws. We have appointed Baytex USA, 2300 – 1200 Smith Street, Houston, Texas, 77002, as our agent in the United States upon which service of process against us may be made in any action based on this short form prospectus.

        We filed with the SEC, concurrently with the initial filing of the registration statement on Form F-10 of which this short form prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Baytex USA as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Common Shares under this short form prospectus.

 DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated, or deemed to be incorporated by reference, into this short form prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary at Suite 2800, Centennial Place, East Tower, 520 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0R3, Telephone: (587) 952-3000. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com and in the United States through EDGAR at the SEC's website at www.sec.gov.

        Under applicable securities laws in Canada and the United States, the Canadian securities commissions and the SEC allow us to incorporate by reference certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this short form prospectus. The following documents filed with securities commissions or similar authorities in each of the provinces of Canada and with the SEC in the United States are incorporated by reference into this short form prospectus:

(a)
our annual information form for the year ended December 31, 2014 dated March 9, 2015 (the "Annual Information Form");

(b)
our audited consolidated financial statements as at December 31, 2014 and 2013 and for the years then ended, together with the notes thereto and the auditor's report thereon (the "Annual Financial Statements");

(c)
the supplemental disclosure of our oil and gas producing activities prepared in accordance with Accounting Standards Codification 932 "Extractive Activities — Oil & Gas" issued by the United States Financial Accounting Standards Board, which was filed on SEDAR under the category "Other" on March 9, 2015 (the "Supplemental Oil and Gas Disclosures");

(d)
our management's discussion and analysis of operating and financial results for the years ended December 31, 2014 and 2013 (the "Annual MD&A");

(e)
our Information Circular — Proxy Statement dated April 2, 2014 relating to the annual and special meeting of Shareholders held on May 15, 2014 (the "Information Circular");

(f)
our Information Circular — Proxy Statement dated April 1, 2013 relating to the annual and special meeting of Shareholders held on May 14, 2013;

(g)
the business acquisition report in respect of the acquisition of all of the issued and outstanding shares of Aurora dated and filed on July 30, 2014;

(h)
our material change report in respect of the Offering dated and filed March 18, 2015; and

(i)
the template version (as such term is defined in National Instrument 41-101 — General Prospectus Requirements) of the term sheet for the Offering dated and filed March 12, 2015.

        Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus promulgated under National Instrument 44-101 — Short Form Prospectus Distributions (including, without limitation, any annual information form, audited consolidated financial statements, together with the auditor's report thereon, and related management's discussion and analysis, information circular, material change reports, marketing materials, business acquisition reports and condensed interim unaudited consolidated financial statements and related management's discussion and analysis) subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces of Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this short form prospectus. In addition, any similar documents filed by us with the SEC in our periodic reports on Form 6-K or annual reports on Form 40-F and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, in each case after the date of this short form prospectus and prior to the termination of the Offering, shall be deemed to be incorporated by reference into this short form prospectus and the registration statement of which this short form prospectus forms a part. To the extent that any document or information incorporated by reference into this short form prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this short form prospectus forms a part.

        Any statement contained in this short form prospectus or in a document (or part of a document) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this short form prospectus or in a document (or part of a document) incorporated or deemed to be incorporated by reference herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference) modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference into or to constitute a part of this short form prospectus.

 MARKETING MATERIALS

        Any "template version" of any "marketing materials" (as such terms are defined under applicable Canadian securities laws) that are utilized by the Underwriters in connection with the Offering are not part of this short form prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in this short form prospectus. Any template version of any marketing material that has been, or will be, filed on SEDAR before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated into this short form prospectus.

FORWARD-LOOKING STATEMENTS

        In the interest of providing Shareholders and potential investors with information about us, including management's assessment of future plans and operations, certain statements made in this short form prospectus and the documents incorporated by reference are "forward-looking statements" within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 2 of the Exchange Act and "forward looking information" within the meaning of applicable Canadian securities legislation (collectively, "forward- looking statements"). In some cases, forward-looking statements can be identified by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "forecast", "intend", "may", "objective", "ongoing", "outlook", "potential", "project", "plan", "should", "target", "would", "will" or similar words suggesting future outcomes, events or performance. The forward-looking statements contained in this short form prospectus speak only as of the date thereof and are expressly qualified by this cautionary statement.

        Specifically, this short form prospectus contains forward-looking statements relating to, but not limited to: the anticipated closing date of the Offering; the declaration and payment of dividends; the use of proceeds from the Offering; the listing of the Common Shares issued pursuant to the Offering including the Common Shares issued pursuant to the exercise of the Over-Allotment Option; our 2015 capital budget and the allocation thereof including our drilling plans; and treatment under governmental regulatory regimes and tax laws.

        In addition, information and statements relating to resources and reserves are deemed to be forward-looking statements, as they involve implied assessment, based on certain estimates and assumptions that the resources or reserves, as applicable, described exist in quantities predicted or estimated, and that the reserves can be profitably produced in the future. Although we believe that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because we can give no assurance that they will prove to be correct. See "Special Notes to Reader — Forward-Looking Statements" in the Annual Information Form, which is incorporated by reference into this short form prospectus and which is available on the SEDAR website at www.sedar.com and through

EDGAR at the SEC's website at www.sec.gov for further information with respect to forward-looking statements.

        The forward-looking statements contained in this short form prospectus are based on certain key assumptions regarding, among other things: the timing of closing and receipt of regulatory approvals for the Offering; the market prices for oil and natural gas; the payment of dividends, capital expenditures and other matters; the continued availability of capital, acquisitions of reserves, undeveloped lands and skilled personnel; the continuation of the current tax and regulatory regime and other assumptions contained in this short form prospectus and the documents incorporated by reference into this short form prospectus.

        Actual results achieved during the forecast period will vary from the information provided in this short form prospectus and in the documents incorporated by reference herein, respectively, as a result of numerous known and unknown risks and uncertainties and other factors which are discussed in this short form prospectus and in the documents incorporated herein by reference. Such factors include, but are not limited to: that the Offering will not be completed within the anticipated time or at all; that all required regulatory approvals for completion of the Offering are not obtained; declines in oil and natural gas prices; variations in interest rates and foreign exchange rates; uncertainties in the credit markets; the cost of borrowing; refinancing risk for existing debt and debt service costs; access to external sources of capital; risks associated with our hedging activities; third party credit risk; risks associated with the exploitation of our properties and our ability to acquire reserves; government regulation and changes in governmental legislation; changes in income tax or other laws or government incentive programs; uncertainties associated with estimating petroleum and natural gas reserves; risks associated with acquiring, developing and exploring for oil and natural gas and other aspects of our operations; risks associated with properties operated by third parties; risks associated with delays in business operations; risks associated with the marketing of our petroleum and natural gas production; risks associated with large projects or expansion of our activities; the failure to realize anticipated benefits of acquisitions and dispositions or to manage growth; changes in climate change laws and other environmental, health and safety regulations; competition in the oil and gas industry for, among other things, acquisitions of reserves, undeveloped lands, skilled personnel and drilling and related equipment; depletion of our reserves; risks associated with securing and maintaining title to our properties; seasonality; and risks associated with the ownership of our securities, including the discretionary nature of dividend payments and changes in market-based factors.

        Cash dividends on our Common Shares are paid at the discretion of our Board of Directors and can fluctuate. In establishing the level of cash dividends, our Board of Directors considers all factors that it deems relevant, including, without limitation, the outlook for commodity prices, our production levels, our operational execution, the amount of funds from operations and capital expenditures, our prevailing financial circumstances at the time, our debt service requirements, limitations under agreements governing our outstanding debt, our operating costs, our royalty burdens, foreign exchange rates, and the satisfaction of the liquidity and solvency tests imposed by the ABCA for the declaration and payment of dividends. See "Dividends to Shareholders".

        Readers are cautioned that the foregoing list of risk factors is not exhaustive. New risk factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further information regarding these factors may be found under the heading "Risk Factors" in this short form prospectus and under the heading "Risk Factors" in the Annual Information Form.

        We do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities law. The forward-looking statements contained in this short form prospectus and in certain documents incorporated by reference into this short form prospectus are expressly qualified by this cautionary statement. Information on, or connected to our website, even if referred to in a document incorporated by reference, does not constitute part of this short form prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-10 relating to the Common Shares, of which this short form prospectus forms a part. This short form prospectus does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information about us and the Common Shares, please refer to the registration statement.

        We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance with those requirements, we file and furnish reports and other information with the SEC and with the securities regulatory authorities of the provinces of Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. See "Presentation of Financial and Oil and Gas Information". As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers and directors and our Shareholders holding 10% or more of our Common Shares are exempt from the beneficial ownership reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        The reports and other information filed and furnished by us with the SEC may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website at www.sec.gov that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this Offering.

        Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available through the SEDAR website at www.sedar.com.

EXCHANGE RATES

        The financial statements incorporated by reference herein are in Canadian dollars, unless otherwise indicated. The following tables set forth: (i) the rates of exchange for Canadian dollars, expressed in United States dollars in effect at the end of each of the periods indicated; and (ii) the average of exchange rates in effect on the last day of each month during such period, in each case based on the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York for United States Dollars.

	United States Dollars Year Ended December 31,
	2014	2013	2012
Average for the Period(1)	$0.9050	$0.9708	$1.0009
End of Period	$0.8620	$0.9402	$1.0051

Note:

(1)
Determined by averaging the rates on the last business day of each month during the respective period.

        On March 18, 2015, the rate of exchange for the Canadian dollar, expressed in United States dollars, based on the Bank of Canada noon rate for United States dollars, was CDN$1.00=U.S.$0.7830.

 RISK FACTORS

        An investment in the Common Shares, is subject to a number of risks. In addition to the risk factors set forth below, additional risk factors relating to our business are discussed in our Annual Information Form, our Annual MD&A and certain other documents incorporated by reference or deemed to be incorporated by reference herein, which risk factors are incorporated herein by reference. Prospective purchasers of the Common Shares should consider carefully the risk factors set forth below, as well as the other information contained in and incorporated by reference into this short form prospectus before purchasing the Common Shares. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows, or your investment in the Common Shares could be materially adversely affected.

Commodity Prices

        Our operational and financial results are dependent on the prices received for oil and natural gas production. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on, among other things, our revenues and financial condition. See "Risk Factors" in the Annual Information Form.

Volatility of Market Price of Common Shares

        The market price of the Common Shares may be volatile. The volatility may affect the ability of holders to sell the Common Shares at an advantageous price. Market price fluctuations in the Common Shares may be due to our operating results failing to meet the expectations of securities analysts or investors in any quarter, downward revision in securities analysts' estimates, governmental regulatory action, adverse change in general market conditions or economic trends, acquisitions, dispositions or other material public announcements by us or our competitors, along with a variety of additional factors, including, without limitation, those set forth under "Forward-Looking Statements". In addition, the market price for securities in the stock markets, including the TSX and NYSE, has recently experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that are often unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the Common Shares.

Debt Covenants

        We are required to comply with covenants under the Credit Facilities and the Senior Notes. In the event that we do not comply with these covenants, our access to capital could be restricted or repayment could be required on an accelerated basis by our lenders or our noteholders, and the ability to pay dividends to our Shareholders may be restricted. See "Risk Factors" in the Annual Information Form.

Dividends

        Cash dividends are not guaranteed. Our historical cash dividends may not be reflective of future cash dividends, which will be subject to review by the Board of Directors taking into account our prevailing financial circumstances at the relevant time. Although we intend to pay dividends to Shareholders, these cash dividends may be reduced or suspended. The actual amount distributed will depend on numerous factors, including profitability, debt covenants and obligations, fluctuations in working capital, the timing and amount of capital expenditures, applicable law and other factors beyond our control. See "Risk Factors" in the Annual Information Form.

Forward Looking Statements May Prove Inaccurate

        Purchasers are cautioned not to place undue reliance on forward looking statements. By their nature, forward looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward looking statements or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

Use of Proceeds

        We currently intend to allocate the net proceeds from the Offering as described under the heading "Use of Proceeds" in this short form prospectus. However, we will have discretion in the actual application of the net proceeds and may elect to allocate proceeds differently than described under the heading "Use of Proceeds" if we believe it would be in our interest to do so. The failure to apply these funds effectively could affect the success of our business.

SUMMARY DESCRIPTION OF OUR BUSINESS

        Through our subsidiaries, we are engaged in the business of acquiring, developing, exploiting and holding interests in petroleum and natural gas properties and related assets in Canada (primarily in the provinces of Alberta and Saskatchewan) and in the United States (primarily in the State of Texas). We act as the primary financing vehicle for our subsidiaries by providing access to debt and equity capital markets. As at the date of this short form prospectus, our primary assets are the shares of Baytex Energy that we own and the Notes. Cash flow from the business carried on by our subsidiaries is flowed to us by way of dividends and interest and principal repayments on the Notes.

        We pay monthly cash dividends to holders of our Common Shares in accordance with our dividend policy. The agreements governing the Credit Facilities and the indentures governing the Senior Notes restrict our ability to pay cash dividends in certain circumstances and contain certain limitations on maximum cumulative dividends. In the event that we do not comply with covenants under the Credit Facilities and the indentures governing our Senior Notes, our ability to pay dividends to Shareholders may be restricted. See "Dividends to Shareholders" and "Consolidated Capitalization".

        For a description of us and the general development of our business over the last three completed financial years, see "Baytex Energy Corp. — General Development of Our Business" and "Description of Our Business and Operations" in the Annual Information Form.

RECENT DEVELOPMENTS

2015 Capital Budget

        On February 19, 2015, our Board of Directors approved a 2015 capital budget of $500 million to $575 million. Our 2015 capital budget includes the drilling of approximately 90 net wells. Approximately 80% of our 2015 capital budget will be invested in our Eagle Ford operations where we expect to drill approximately 39 to 45 net wells. Approximately 20% of our 2015 capital budget will be invested in our heavy oil operations at Peace River and Lloydminster. At Peace River, our capital budget includes the drilling of approximately 8 horizontal multi-lateral wells and 8 to 12 stratigraphic and service wells. At Lloydminster, we plan to drill 26 net development wells, of which approximately 80% will be horizontal wells. Depending on oil and natural gas prices, our capital budget may be revised throughout the year.

Amendment to Credit Facilities

        On February 20, 2015, we amended our Credit Facilities in response to the significant drop in crude oil prices. The lenders under the Credit Facilities agreed to revise certain financial covenants to increase certain ratios including the: (i) senior debt to Bank EBITDA ratio; (ii) senior debt to book capitalization; and (iii) total debt to Bank EBITDA ratio. See "Consolidated Capitalization".

USE OF PROCEEDS

        The net proceeds from the sale of the Offered Shares are estimated to be $526,995,200 after deducting the fees of $21,999,800 payable to the Underwriters and the estimated expenses of the Offering of $1,000,000. If the Over-Allotment Option is exercised in full, the estimated net proceeds that we will receive from the Offering, after deducting the fees of $25,299,770 payable to the Underwriters and the estimated expenses of the Offering of $1,000,000, will be $606,194,480. See "Plan of Distribution". We intend to use the net proceeds of the Offering to repay indebtedness under the Credit Facilities, increase working capital and fund ongoing capital expenditures. The principal purpose for which the proceeds of the outstanding indebtedness under the Credit

Facilities were used was to fund capital expenditures. As a result, one or more of the Underwriters or their affiliates may receive more than 5% of the net proceeds from this Offering in the form of the repayment of indebtedness. Accordingly, this Offering is being made pursuant to FINRA Rule 5121.

        For the year ended December 31, 2014, we incurred $3,311.2 million of capital expenditures net of acquisitions/dispositions including $562.1 million on drilling and completions, $193.0 million on facilities, $16.0 million on property acquisitions, $383.8 million on property dispositions, $8.3 million on undeveloped land acquisitions, $2.7 million on geological and geophysical and $2,912.9 million on corporate acquisitions, including the acquisition of Aurora.

        Our Board of Directors has approved a 2015 capital budget of $500 million to $575 million. See "Recent Developments — 2015 Capital Budget".

        The use of the net proceeds of the Offering is consistent with our stated business objective of acquiring, developing, exploiting and holding interests in petroleum and natural gas properties and related assets in Canada and the United States. Other than the successful completion of the Offering, there is no particular significant event or milestone that must occur for this objective to be accomplished. See "Relationship Between Us and Certain of the Underwriters (Conflicts of Interest)".

DESCRIPTION OF COMMON SHARES

        Our authorized capital consists of an unlimited number of Common Shares without nominal or par value and 10,000,000 preferred shares, without nominal or par value, issuable in series.

        Holders of Common Shares are entitled to notice of, to attend and to one vote per share held at any meeting of our Shareholders (other than meetings of a class or series of our shares other than the Common Shares as such).

        Holders of Common Shares will be entitled to receive dividends as and when declared by the Board of Directors on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of our shares ranking in priority to the Common Shares in respect of dividends.

        Holders of Common Shares will be entitled in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, or any other distribution of our assets among our Shareholders for the purpose of winding-up our affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of our shares ranking in priority to the Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of shares of any other class of our shares ranking equally with the Common Shares in respect of return of capital on dissolution, in such of our assets as are available for distribution.

Dividend Policy

        Our dividend policy is to pay a monthly dividend on our Common Shares on or about the 15th day following the end of each calendar month to Shareholders of record on or about the last business day of each such calendar month. Our dividend policy follows the general corporate philosophy of financial self-sufficiency whereby, over the long term, development capital expenditures and dividend payments are planned to be financed from internally generated funds from operations. Unless otherwise indicated, all dividends paid or to be paid on our Common Shares are designated as "eligible dividends" for Canadian income tax purposes.

        The amount of future cash dividends, if any, will be subject to the discretion of the Board of Directors and may vary depending on a variety of factors and conditions existing from time to time, including the outlook for commodity prices, our production levels, our operational execution, the amount of funds from operations and capital expenditures, our prevailing financial circumstances at the time, our debt service requirements, limitations under agreements governing our outstanding debt, our operating costs, our royalty burdens and foreign exchange rates. In addition, the payment of dividends by us is governed by the liquidity and insolvency tests described in the ABCA. Pursuant to the ABCA, after the payment of a dividend, we must be able to pay our liabilities as they become due and the realizable value of our assets must be greater than our liabilities and the legal stated capital of our outstanding securities. As at December 31, 2014, our legal stated capital was approximately $3.6 billion. Cash dividends to Shareholders are not assured or guaranteed and there can be no guarantee that we will maintain our dividend policy. See "Dividends to Shareholders" and "Risk Factors".

        The agreements governing the Credit Facilities and the indentures governing our Senior Notes restrict our ability to pay cash dividends in certain circumstances and contain certain limitations on maximum cumulative dividends. See "Dividends to Shareholders" and "Consolidated Capitalization".

CONSOLIDATED CAPITALIZATION

        The following table sets forth, as at December 31, 2014, our consolidated capitalization before giving effect to the Offering and after giving effect to the Offering (assuming the Over-allotment Option is not exercised) and after giving effect to the Offering (assuming the Over-allotment Option is exercised in full). There have been no material changes to our consolidated capitalization since December 31, 2014.

	As at December 31, 2014 before giving effect to the Offering		As at December 31, 2014 after giving effect to the Offering(1)			As at December 31, 2014 after giving effect to the Offering and the Over-allotment Option(1)
(amounts in 000s, except share amounts)
Debt:
Credit Facilities(2)(3)		$663,312		$136,317	(4)		$57,118	(4)
9.875% Notes(5)	U.S.$	7,900	U.S.$	7,900		U.S.$	7,900
7.500% Notes(5)	U.S.$	6,400	U.S.$	6,400		U.S.$	6,400
6.750% Notes(6)	U.S.$	150,000	U.S.$	150,000		U.S.$	150,000
6.625% Notes(6)		$300,000		$300,000			$300,000
5.125% Notes(7)	U.S.$	400,000	U.S.$	400,000		U.S.$	400,000
5.625% Notes(7)	U.S.$	400,000	U.S.$	400,000		U.S.$	400,000
Shareholders' Capital:
Common Shares		$3,580,825		$4,107,820			$4,187,019
(unlimited)(8)		(168,107,249 Common Shares)		(199,807,249 Common Shares)			(204,562,249 Common Shares)
Preferred Shares (10,000,000)		—		—			—

Notes:

(1)
Based on the issuance of 31,700,000 Common Shares for aggregate gross proceeds of $549,995,000 less Underwriters' Fees of $21,999,800 and expenses of the Offering estimated to be $1,000,000 (exclusive of GST). If the Over-allotment Option is exercised in full, the aggregate gross proceeds, Underwriters' Fees, estimated expenses of the Offering and net proceeds will be $632,494,250, $25,299,770, $1,000,000 and $606,194,480, respectively. The aggregate net proceeds of the Offering will be used to reduce our indebtedness under the Credit Facilities and for working capital purposes. See "Use of Proceeds" in this short form prospectus.

(2)
As at December 31, 2014, we had established revolving extendible unsecured credit facilities with our bank lending syndicate comprised of a $50 million operating loan and a $950 million syndicated loan for us and a US$200 million syndicated loan for our wholly-owned subsidiary, Baytex USA, all of which have a four-year term (the "Credit Facilities"). The Credit Facilities contain standard commercial covenants for facilities of this nature and do not require any mandatory principal payments prior to maturity, which is currently June 4, 2018. We may request an extension under the Credit Facilities which could extend the revolving period for up to four years (subject to a maximum four-year term at any time). As of December 31, 2014 the financial covenants in the Credit Facilities were as follows: a) the maximum senior debt to capitalization ratio was 0.50:1.00; b) the maximum senior debt to Bank EBITDA ratio was 3.00:1.00; and c) the maximum total debt to Bank EBITDA was 4.00:1.00. On February 20, 2015, we reached an agreement with the lending syndicate to amend the financial covenants in the Credit Facilities as follows: a) the maximum senior debt to capitalization ratio will be 0.65:1.00 for the period December 31, 2014 up to and including December 31, 2016, and 0.55:1.00 thereafter; b) the maximum senior debt to Bank EBITDA ratio will be 4.75:1.00 for the period December 31, 2014 up to and including June 30, 2016, 4.50:1.00 for the period July 1, 2016 up to and including December 31, 2016 and 3.50:1.00 thereafter; and c) the maximum total debt to Bank EBITDA will be 4.75:1.00 for the period December 31, 2014 up to and including December 31, 2016, and 4.00:1.00 thereafter. If we exceed or breach any of the covenants under the Credit Facilities or our Senior Notes, we may be required to repay, refinance or renegotiate the loan terms and may be restricted from paying dividends to our Shareholders. We are in compliance in all material respects with the terms of the agreements governing the Credit Facilities. A copy of the credit agreement is accessible on the SEDAR website at www.sedar.com (filed under the category "Material Document" on June 11, 2014, September 9, 2014 and February 24, 2015).

(3)
Does not include working capital deficit of approximately $210.4 million as at December 31, 2014.

(4)
As at March 11, 2015, approximately $787 million was drawn on the Credit Facilities. The amount drawn on the Credit Facilities as at March 11, 2015, after giving effect to the Offering, would be approximately $260 million ($181 million after giving effect to the Offering and the Over-allotment Option).

(5)
Pursuant to the acquisition of Aurora, we assumed US$365 million of 9.875% Notes and US$300 million of 7.500% Notes. All of the 9.875% Notes have been redeemed. The 7.500% Notes are redeemable at our option, in whole or in part, commencing on April 1, 2016 at specified redemption prices and are redeemable prior to April 1, 2016 by paying a make-whole price. For further information, see the Annual Information Form.

(6)
The 6.750% Notes pay interest semi-annually and are redeemable at our option, in whole or in part, commencing on February 17, 2016 at the redemption prices specified in Debt Indenture #1. The 6.625% Notes pay interest semi-annually and are redeemable at our option, in whole or in part, commencing on July 19, 2017 at the redemption prices specified in Debt Indenture #1. For a complete description of the 6.750% Notes and the 6.625% Notes, reference should be made to the applicable debt indenture, copies of which are accessible on the SEDAR website at www.sedar.com. See also "Material Contracts" in the Annual Information Form.

(7)
The 5.125% Notes and the 5.625% Notes pay interest semi-annually and are redeemable at our option, in whole or in part, commencing on June 1, 2017 (in the case of the 5.125% Notes) and June 1, 2019 (in the case of the 5.625% Notes) at the redemption prices specified in Debt Indenture #2 and are redeemable prior to such time by paying a make-whole price. For a complete description of the 5.125% Notes and the 5.625% Notes, reference should be made to the applicable debt indenture, copies of which are accessible on the SEDAR website at www.sedar.com. See also "Material Contracts" in the Annual Information Form.

(8)
As at March 11, 2015, we had 22,500 rights outstanding to acquire Common Shares (issued pursuant to our Common Share Rights Incentive Plan). In addition, as at March 11, 2015, we had 1,177,134 restricted awards and 979,884 performance awards (granted pursuant to our Share Award Incentive Plan) outstanding.

PLAN OF DISTRIBUTION

        Pursuant to the terms and conditions of the Underwriting Agreement among us and each of the Underwriters, we have agreed to sell and the Underwriters have severally agreed to purchase on the Closing Date, an aggregate of 31,700,000 Offered Shares. Electronic deposit of the Offered Shares is conditional upon payment at closing of $17.35 per Offered Share. The Underwriting Agreement provides that we will pay the Underwriters' Fee of 4.0% of the gross proceeds of the Offering, or $0.694 per Offered Share. The Underwriters' Fee in respect of the Common Shares is payable upon the closing of the Offering. The offering price of $17.35 per Offered Share was determined by negotiation between us and the Co-Lead Underwriters on their own behalf and on behalf of the other Underwriters.

        We have granted to the Underwriters the Over-allotment Option to purchase up to an additional 4,755,000 Common Shares at a price of $17.35 per Common Share on the same terms and conditions as the Offering, exercisable from time to time, in whole or in part, at any time commencing on the closing of the Offering and prior to 5:00 p.m. (Calgary time) on the date that is 30 days following the closing of the Offering for the purposes of covering the Underwriters' over-allocation position, if any, and for market stabilization purposes. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires those Common Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-allotment Option or secondary market purchases. If the Over-allotment Option is exercised in full, the total Offering, the Underwriters' Fee and the net proceeds to us (before deducting expenses of the Offering) of the Offering will be, $632,494,250, $25,299,770 and $607,194,480, respectively. This short form prospectus also qualifies the distribution of the Common Shares issuable upon exercise of the Over-allotment Option.

        The obligations of the Underwriters, under the Underwriting Agreement, are several, and not joint and several, and may be terminated on the occurrence of certain stated events, including, in the event that at or prior to closing of the Offering: (i) any order to cease or suspend trading in any of our securities, prohibiting or restricting the distribution of any of the Common Shares, suspending the effectiveness of the registration statement filed by us with the SEC or preventing or suspending the use of any prospectus relating to the Common Shares has been issued or made, or proceedings are announced, commenced or threatened for the making of any such order, by any Canadian securities regulator, the SEC, any securities commission or similar regulatory authority, the TSX, the NYSE or any other competent authority, and such order or proceeding has not been rescinded, revoked or withdrawn or such announced, commenced or threatened proceeding has not been terminated or withdrawn; (ii) any inquiry, action, suit, investigation or other proceeding (whether formal or informal) in relation to us or any of our directors or senior officers is announced, commenced or threatened by any federal, provincial, state, municipal, other governmental agency or by any Canadian securities regulator, the SEC, any securities commission or similar regulatory authority, the TSX, the NYSE or any other competent authority, or there is a change in law, regulation or policy or the interpretation or administration thereof, if, in the sole opinion of the Underwriters, or any one of them, acting reasonably, the change, announcement, commencement or threatening thereof, as the case may be adversely effects the distribution or trading of the Common Shares; (iii) there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, including, without limitation, any military conflict, civil insurrection, act of terrorism, war or like event, or a governmental action, law, regulation, inquiry or any occurrence of any nature whatsoever, which, in the sole opinion of the Underwriters, or any one of them, acting reasonably, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets generally or our business, operations or affairs or us; (iv) there should occur or be discovered any material adverse change or development in our operations, capital or condition (financial or otherwise), business or business prospects or of us on a consolidated basis or our properties, assets, prospects, liabilities or obligations (absolute, accrued, contingent or otherwise) or of us on a consolidated basis which, in the sole opinion of the Underwriters, or any one of them, acting reasonably, has or could reasonably be expected to have a material adverse effect on the market price, value or marketability of the Common Shares; (v) we are in breach of, default under or non-compliance with any covenant, term or condition of the Underwriting Agreement in any material respect, or any representation or warranty given by us in the Underwriting Agreement becomes or is false in any material respect; (vi) the Underwriters shall become aware of any material information with respect to us which had not been publicly disclosed or disclosed in writing to the Underwriters prior to the date of the Underwriting Agreement which, in the sole opinion of the Underwriters, or any one of them, acting reasonably, could be expected to have a material adverse effect on the market price or value of the Common Shares, or any other of our securities; (vii) a general moratorium on commercial banking activities is declared by either United States federal, New York or state authorities or a material disruption in commercial banking or securities settlement or clearance services in Canada or in the United States occurs; or (viii) we fail to obtain the approval of the TSX or the NYSE for the listing of the Offered Shares.

        FINRA has advised the Underwriters that it has raised no objection with respect to the proposed underwriting terms and arrangements among us and the Underwriters, as set forth in the Underwriting Agreement.

        Under the Underwriting Agreement, we shall not be obliged to sell to the Underwriters, nor shall the Underwriters be obliged to purchase, less than all of the Common Shares that the Underwriters have agreed to purchase. In certain circumstances, if an Underwriter fails to purchase the Common Shares which it has agreed to purchase, the other Underwriters may, but are not obligated to, purchase such Common Shares unless the number of Common Shares which one or more of the Underwriters agreed but failed or refused to purchase is more than 10% of the total number of Common Shares being offered, in which case the remaining Underwriters are obligated to purchase such Common Shares on a pro-rata basis. The Underwriters are, however, obligated to take up and pay for all Common Shares if any Common Shares are purchased under the Underwriting Agreement.

        We have agreed to indemnify each of the Underwriters and their respective affiliates and their respective directors, officers, employees, shareholders, agents and each person who controls the Underwriters within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act against certain liabilities, including liabilities under the U.S. securities laws and Canadian securities laws or to contribute to payments the Underwriters may be required to make because of any of these liabilities.

        Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those that might otherwise prevail on the open market in accordance with applicable market stabilization rules. Such transactions, if commenced, may be discontinued at any time.

        The public offering price for the Offered Shares offered in Canada and in the United States is payable in Canadian dollars only. The Underwriters propose to offer the Common Shares initially at the offering price specified herein. After a reasonable effort has been made to sell all of the Common Shares at the price specified, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the Common Shares remaining unsold. In the event the offering price of the Common Shares is reduced, the compensation received by the Underwriters will be decreased by the amount the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to us for the Common Shares. Any such reduction will not affect the proceeds received by us.

        The TSX has conditionally approved the listing of the Common Shares distributed pursuant to the Offering, including the Common Shares issuable pursuant to the Over-Allotment Option. Such listing will be subject to us fulfilling all of the listing requirements of the TSX on or before June 10, 2015. Application has been made to list the Common Shares (including the Common Shares issuable upon exercise of the Over-allotment Option) on the NYSE.

        Subscriptions for Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The Closing Date is anticipated to occur on or about April 2, 2015 or such other date as may be agreed upon by us and the Underwriters, but in any event not later than 42 days after the date of the receipt for this short form prospectus.

        This Offering is being made concurrently in all of the provinces of Canada and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in Canada and the United States. The Common Shares will be offered in the United States and/or Canada through the Underwriters either directly or, if applicable, through their respective U.S. or Canadian registered broker-dealer affiliates.

        Except in limited circumstances: (i) the Common Shares will be issued and deposited in electronic form with CDS or its nominee pursuant to the book-based system administered by CDS; (ii) certificates evidencing the Common Shares will not be issued to subscribers; and (iii) subscribers will receive only a customer confirmation from the Underwriter or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Common Shares are purchased. Subscribers who are not issued a certificate evidencing the Common Shares which are subscribed for by them at closing are entitled under the ABCA to request that a certificate be issued in their name. Such a request will need to be made through the CDS participant through whom the beneficial interest in the securities is held at the time of the request.

        We expect that delivery of the Common Shares will be made against payment therefor on April 2, 2015, which will be ten business days following the date of this short form prospectus (this settlement cycle being referred to as "T+10"). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Common Shares prior to the Closing Date may be required, by virtue of the fact that the Common Shares initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Common Shares who wish to trade the Common Shares prior to the Closing Date should consult their own advisor.

        Certain Underwriters and their affiliates have performed, and may in the future perform, various underwriting, financial advisory, investment banking, commercial lending and other services in the ordinary course of business with us and our affiliates, for which they receive or will receive customary compensation. See "Relationship between Us and Certain of the Underwriters (Conflicts of Interest)".

RELATIONSHIP BETWEEN US AND CERTAIN OF THE UNDERWRITERS
(CONFLICTS OF INTEREST)

        Each of the Co-Lead Underwriters and CIBC World Markets Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., TD Securities Inc., Barclays Capital Canada Inc., Desjardins Securities Inc. and Merrill Lynch Canada Inc. are subsidiaries or affiliates of lenders (the "Banks") to us pursuant to the Credit Facilities, and to which we are indebted pursuant to the Credit Facilities. In addition, ATB Financial is a minority shareholder of AltaCorp Capital Inc. and is an affiliate of Alberta Treasury Branches, which is a provincially regulated financial institution that is a member of the Credit Facilities' lending syndicate with the Banks (collectively, the "Lenders"). Consequently, we may be considered to be a connected issuer of these Underwriters for the purposes of securities regulations in certain provinces. The net proceeds received pursuant to this Offering will be used to reduce our indebtedness under the Credit Facilities, increase working capital and fund ongoing capital expenditures. As a result, one or more of the Underwriters or their affiliates may receive more than 5% of the net proceeds from this Offering in the form of the repayment of indebtedness. Additionally, one of our directors, R. E. T. Goepel, is a Senior Vice President of Raymond James Ltd., an Underwriter in the Offering, and an affiliate of Raymond James (USA) Ltd., a member of FINRA. Accordingly, this Offering is being made pursuant to Rule 5121 of the FINRA. The appointment of a qualified independent underwriter is not necessary in connection with this Offering because the conditions of Rule 5121(a)(1)(B) of FINRA are satisfied.

        As of March 11, 2015, approximately $787 million was drawn on the Credit Facilities. We are in compliance with all material terms of the agreement governing the Credit Facilities and the Lenders have not waived a breach of the agreement governing the Credit Facilities since its execution. See "Recent Developments" and Note 2 under the heading "Consolidated Capitalization" for a description of the Credit Facilities, including the nature of the security for our indebtedness incurred under the Credit Facilities.

        The decision to distribute Common Shares hereby and the determination of the terms of the Offering were made through negotiations between us and the Co-Lead Underwriters, on their own behalf and on behalf of the Underwriters. The Lenders did not have any involvement in such decision or determination; however, the Lenders have been advised of the Offering and the terms thereof. As a consequence of the Offering, each of the Underwriters will receive its share of the Underwriters' Fee payable by us to the Underwriters. See "Use of Proceeds".

PRIOR SALES

        The following is a description of prior sales of Common Shares and securities convertible into Common Shares during the period commencing on January 1, 2014 and ending on March 11, 2015:

  (a)
  3,145,816 Common Shares were issued on various dates during this period pursuant to our dividend reinvestment plan for aggregate deemed consideration of approximately $106.7 million, of which 388,501 Common Shares (for aggregate deemed consideration of approximately $7.5 million) were issued subsequent to year end.

  (b)
  1,176,158 Common Shares were issued on various dates during this period pursuant to outstanding awards granted under our Share Award Incentive Plan, of which 333,947 Common Shares were issued subsequent to year end.

  (c)
  682,607 Common Shares were issued on various dates during this period pursuant to outstanding rights granted under our Common Share Rights Incentive Plan for aggregate consideration of approximately $25.7 million, all of which were issued during the twelve months ended December 31, 2014.

  (d)
  2,092,616 share awards were granted on various dates during this period under our Share Award Incentive Plan, of which 1,076,775 share awards were granted subsequent to year end.

  (e)
  Following closing of the acquisition of Aurora on June 11, 2014, we exchanged the 38,433,000 subscription receipts issued in February 2014 for gross proceeds of approximately $1.5 billion, for 38,433,000 Common Shares.

 MARKET FOR SECURITIES

        The Common Shares are listed and posted for trading on the TSX and the NYSE under the trading symbol "BTE". The Common Shares commenced trading on the TSX on January 7, 2011 and on the NYSE on January 3, 2011. The following table sets forth certain trading information for the Common Shares in Canada and the United States for the periods indicated.

	Canada Composite Trading			United States Composite Trading
	Price Range			Price Range
	High ($)	Low ($)	Volume Traded	High (US$)	Low (US$)	Volume Traded
2011(1)	58.77	39.18	153,631,553	61.96	36.89	79,445,292
2012	59.40	38.54	153,598,017	59.50	37.40	56,366,309
2013	47.61	36.37	154,850,873	47.47	34.71	43,934,391
2014	50.16	14.56	439,977,152	46.46	12.62	107,631,897
2014
January	42.50	39.18	13,653,728	39.42	35.51	4,269,728
February	41.77	38.80	37,415,630	37.81	35.30	5,612,392
March	45.66	40.43	27,338,266	41.32	36.48	3,495,175
April	46.72	44.67	22,358,463	42.39	40.69	3,356,366
May	46.72	44.29	27,431,424	42.96	40.72	2,728,728
June	50.16	45.29	29,244,890	46.30	41.69	3,976,673
July	49.50	45.80	18,616,193	46.46	42.56	3,430,220
August	48.78	44.33	22,406,478	44.79	40.56	5,862,358
September	48.49	41.73	25,566,432	44.50	37.54	8,216,443
October	42.90	32.87	51,883,470	38.35	29.03	15,325,187
November	34.54	23.10	61,955,126	30.61	21.63	16,838,774
December	23.88	14.56	102,107,052	20.96	12.62	34,519,853
2015
January	20.38	16.03	57,691,944	17.14	13.41	18,344,670
February	24.88	20.12	49,246,857	19.99	16.06	19,098,664

Note:

(1)
The trading data for Canada Composite Trading is for the period from January 7 to December 31, 2011. The trading data for United States Composite Trading is for the period from January 3 to December 31, 2011.

        On March 11, 2015, the last trading day prior to the date of the public announcement of the Offering, the Closing price of the Common Shares on the TSX was $18.23 and US$14.29 on the NYSE and March 18, 2015, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares was $18.84 on the TSX and US$14.96 on the NYSE (in each case, as reported by such stock exchanges).

 DIVIDENDS TO SHAREHOLDERS

        Our dividend policy is to pay a monthly dividend on our Common Shares on or about the 15th day following the end of each calendar month to Shareholders of record on or about the last business day of each such calendar month. See "Description of Common Shares". The following table sets forth the dividends that we have paid on our Common Shares.

	Dividends per Common Share ($)
Month	2015	2014	2013	2012	2011
January	0.10	0.22	0.22	0.22	0.20
February	0.10	0.22	0.22	0.22	0.20
March		0.22	0.22	0.22	0.20
April		0.22	0.22	0.22	0.20
May		0.22	0.22	0.22	0.20
June		0.24	0.22	0.22	0.20
July		0.24	0.22	0.22	0.20
August		0.24	0.22	0.22	0.20
September		0.24	0.22	0.22	0.20
October		0.24	0.22	0.22	0.20
November		0.24	0.22	0.22	0.20
December		0.10	0.22	0.22	0.20

Total		$2.64	$2.64	$2.64	$2.40

        Pursuant to the Credit Facilities, we are restricted from paying dividends to Shareholders if a default or event of default has occurred and is continuing and, if no default or event of default has occurred which is continuing, where the dividend would or would reasonably be expected to have a material adverse effect on us or on our subsidiaries' ability to fulfill their obligations under the Credit Facilities or under any hedge agreements with lenders (or their affiliates) under the Credit Facilities.

        The indentures governing our Senior Notes also contain certain limitations on maximum cumulative dividends. Restricted payments include the declaration or payment of any dividend or distribution by us and the payment of interest or principal on subordinated debt owed by us. Under Debt Indenture #1, we and certain of our subsidiaries are restricted from making any restricted payments unless at the time of, and immediately after giving effect to, the proposed restricted payment, no default or event of default under Debt Indenture #1 has occurred and is continuing, and either: (i) (a) we could incur at least $1.00 of additional indebtedness (other than certain permitted debt) in accordance with the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant in the Debt Indenture #1; (b) the ratio of consolidated debt to consolidated cash flow from operations does not exceed 3.0 to 1.0; and (c) the aggregate amount of all restricted payments declared or made after August 26, 2009 (other than certain permitted restricted payments) does not exceed the sum of: (A) 80% of consolidated cash flow from operations accrued on a cumulative basis since August 26, 2009, plus (B) 100% of the aggregate net cash proceeds received by us after August 26, 2009 from (x) the issuance by us of convertible debentures, or (y) capital contributions in respect of certain permitted equity that we receive from any person; plus (C) the aggregate net proceeds, including the fair market value of property received after August 26, 2009 other than cash (as determined by the Board of Directors), received by us from any person, other than a subsidiary, from the issuance or sale of debt securities (including convertible debentures) or disqualified stock that have been converted into or exchanged for certain permitted equity of us, plus the aggregate net cash proceeds received by us at the time of such conversion or exchange; or (ii) the aggregate amount of all restricted payments declared or made after August 26, 2009 pursuant to this paragraph (ii) does not exceed the sum of restricted payments that were permitted to be made under paragraph (i) but were not actually made (and have not previously been expended under this paragraph (ii)), plus $50,000,000. As at the date of this short form prospectus, we are in compliance with these covenants.

        Debt Indenture #2 also contains certain limitations on Restricted Payments (as defined in the Debt Indenture #2) which can be made, directly or indirectly, by us and certain of our subsidiaries. Restricted Payments include, subject to certain exceptions, the declaration or payment of any dividend or other payment or distribution on account of Equity Interests (as defined in Debt Indenture #2), the repurchase, redemption or other acquisition for value of Equity Interests, the payment of interest or principal on subordinated debt, and certain other Investments other than Permitted Investments (in each, as defined in Debt Indenture #2). Subject to certain exceptions and limitations, we and our restricted subsidiaries are restricted from making any restricted payments unless at the time of, and immediately after giving effect to, the proposed restricted payment: (a) no default or event of default under Debt Indenture #2 has occurred and is continuing; (b) in respect of certain restricted payments, we would, at the time of such restricted payment have been permitted to incur at least U.S.$1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test of 2.00:1.00 as set forth in Debt Indenture #2; and (c) the aggregate amount of restricted payments declared or made after June 6, 2014 (other than certain permitted restricted payments) does not exceed the sum of: (x) 80% of our consolidated cash flow from operations accrued on a cumulative basis since April 1, 2014, plus (y) 100% of the aggregate net cash proceeds and the fair market value of property or securities other than cash in each case received by us since June 11, 2014 as a contribution to our common equity capital or from the issue or sale of our equity interests, plus (z) certain other amounts as described in Debt Indenture #2.

        As at the date of this short form prospectus, we are in compliance with these covenants.

        Cash dividends are not guaranteed. Our historical cash dividends may not be reflective of future cash dividends, which will be subject to review by the Board of Directors taking into account our prevailing financial circumstances at the relevant time. Although we intend to pay dividends to Shareholders, these cash dividends may be reduced or suspended. The actual amount distributed will depend on numerous factors, including profitability, debt covenants and obligations, fluctuations in working capital, the timing and amount of capital expenditures, applicable law and other factors beyond our control. See "Risk Factors".

 CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        Prospective investors should be aware that the purchase of Common Shares has tax consequences, which are not described in this short form prospectus. Accordingly, prospective investors are advised to consult their own tax advisors with respect to the tax aspects of investing in, holding and disposing of the Common Shares.

        In the opinion of Burnet, Duckworth & Palmer LLP, counsel to the Corporation, and McCarthy Tétrault LLP, counsel to the Underwriters (collectively, "Counsel"), the following is a fair and adequate summary of the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable to a subscriber who acquires the Common Shares pursuant to the Offering and who, for purposes of the Tax Act, holds the Common Shares as capital property and deals at arm's length with, and is not affiliated with the Corporation and the Underwriters. Generally, the Common Shares will be considered to be capital property to a holder provided the holder does not hold the Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders resident in Canada who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have their Common Shares and every other "Canadian security" as defined in the Tax Act treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

        This summary is not applicable to a holder: (i) that is a "financial institution", as defined in the Tax Act for purposes of the mark-to-market rules; (ii) an interest in which would be a "tax shelter investment" as defined in the Tax Act; (iii) that is a "specified financial institution" as defined in the Tax Act; (iv) whose functional currency for the purposes of the Tax Act is a currency other than Canadian currency; (v) that is a partnership; (vi) that is exempt from tax under Part I of the Tax Act; or (vii) that has or will enter into a "derivative forward agreement" as defined in the Tax Act, in respect of the Common Shares. Any such holders should consult their own tax advisor with respect to an investment in the Common Shares.

        This summary is based upon the provisions of the Tax Act in force as of the date hereof and Counsel's understanding of the current published administrative and assessing practices of the Canada Revenue Agency ("CRA"). Except for specifically proposed amendments (the "Proposed Amendments") to the Tax Act that have been publicly announced by the federal Minister of Finance prior to the date hereof, this summary does not take into account or anticipate changes in the income tax law, whether by legislative, governmental or judicial action, nor any changes in the administrative or assessing practices of the CRA. This summary does not take into account or anticipate provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of Common Shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective holders of Common Shares should consult their own tax advisors with respect to their particular circumstances.

Holders Resident in Canada

        The following portion of the summary is applicable to a holder of Common Shares who, for purposes of the Tax Act, is, or is deemed to be resident in Canada (a "Resident Holder").

Disposition of Common Shares

        Generally, a disposition or a deemed disposition of a Common Share by a Resident Holder (other than to the Corporation or in tax-deferred transaction) will result in the Resident Holder recognizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceeds (or are less than) the aggregate of the adjusted cost base to the Resident Holder of such Common Shares immediately before the disposition or deemed disposition and any reasonable costs of disposition. For this purpose, the adjusted cost base to a Resident Holder of a Common Share will be determined at any time by averaging the cost of such Common Share with the adjusted cost base of all other Common Shares owned by the Resident Holder as capital property at that time. Such capital gain (or capital loss) will be subject to the tax treatment described below under "Holders Resident in Canada — Taxation of Capital Gains and Capital Losses".

Taxation of Capital Gains and Capital Losses

        Generally, one-half of any capital gain (a "taxable capital gain") recognized by a Resident Holder in a taxation year must be included in the Resident Holder's income for the year, and one-half of any capital loss (an "allowable capital loss") recognized by a Resident Holder in a taxation year must be deducted from taxable capital gains recognized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains recognized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains recognized in such years, to the extent and under the circumstances described in the Tax Act.

        The amount of any capital loss recognized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by it on such Common Share (or on a share for which the Common Share has been substituted) to the extent and under the circumstances described by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly or indirectly, through a partnership or a trust.

        A Resident Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay a refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

        Capital gains recognized by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Receipt of Dividends on Common Shares

        Dividends received or deemed to be received on Common Shares held by a Resident Holder will be included in the Resident Holder's income for the purposes of the Tax Act.

        Such dividends received by a Resident Holder that is an individual (other than certain trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by us as "eligible dividends". There may be limitations on our ability to designate dividends as "eligible dividends".

        Taxable dividends received by a Resident Holder who is an individual (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

        A Resident Holder that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. A Resident Holder that is a "private corporation" or "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Common Shares to the extent such dividends are deductible in computing the Resident Holder's taxable income.

Holders Not Resident in Canada

        This portion of the summary applies to a holder of Common Shares who, for purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Common Shares in connection with carrying on a business in Canada (a "Non-Resident Holder"). This summary does not apply to a Non-Resident Holder that carries on, or is deemed to carry on an insurance business in Canada and elsewhere. Prospective holders of Common Shares who are not resident in Canada should consult their own tax advisors with respect to their particular circumstances in their country of residence.

Disposition of Common Shares

        A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain recognized by such Non-Resident Holder on a disposition of a Common Share unless the Common Shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

        Generally, provided the Common Shares are then listed on a "designated stock exchange" for purposes of the Tax Act (which currently includes the TSX), the Common Shares will not constitute "taxable Canadian property" to a Non-Resident Holder at the time of the disposition or deemed disposition thereof unless at any particular time during the 60 month period immediately preceding the disposition, (a) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, one or more partnerships in which the Non-Resident Holder or such persons holds a membership interest (either directly or indirectly through one or more partnerships), or any combination of the foregoing, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation; and (b) the Common Shares derived (directly or indirectly) more than 50% of their fair market value from "real or immovable property situated in Canada", "Canadian resource properties", "timber resource properties" or options or interests in respect of any such property (all as defined for purposes of the Tax Act). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property. Non-Resident Holders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors.

        If the Common Shares are considered taxable Canadian property to a Non-Resident Holder, an applicable income tax treaty or convention may exempt that Non-Resident Holder from tax under the Tax Act in respect of their disposition. If a Non-Resident Holder to whom Common Shares are taxable Canadian property is not exempt from tax under the Tax Act by virtue of an applicable tax treaty or convention, the consequences described under "Holders Resident in Canada — Disposition of Common Shares" will generally apply.

Receipt of Dividends on Common Shares

        Any dividends paid or credited, or deemed to be paid or credited, on the Common Shares to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the Non-Resident Holder's country of residence. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to full benefits under the Canada United States Income Tax Convention (1980) (the "Convention") and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. Not all persons who are residents of the U.S. for purposes of the Convention will qualify for the benefits of the Convention. A Non-Resident Holder who is a resident of the U.S. is advised to consult its tax advisor in this regard.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a discussion of certain United States federal income tax consequences to United States Holders (as defined below) relating to the acquisition, ownership and disposition of Common Shares. This discussion is based on existing provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing final, temporary and proposed Treasury Regulations promulgated thereunder, administrative pronouncements or practice, judicial decisions, and interpretations of the foregoing, all as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in United States federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the Internal Revenue Service (the "IRS"). No ruling has been or will be sought or obtained from the IRS with respect to any of the United States federal income tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a United States court will not sustain such challenge.

        For purposes of this discussion, a "United States Holder" is a beneficial owner of Common Shares that is (i) an individual who is a citizen or a resident alien of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        If a partnership or other pass-through entity holds Common Shares, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. Partners, partnerships or other pass-through entities considering holding Common Shares should consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of Common Shares.

        This discussion does not address any United States federal alternative minimum tax, United States federal estate, gift, or other non-income tax; or state, local or non-United States tax consequences of the acquisition, ownership and disposition of Common Shares. In addition, this discussion does not address the United States federal income tax consequences to certain categories of United States Holders subject to special rules, including United States Holders that are (i) banks, financial institutions or insurance companies; (ii) regulated investment companies or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting; (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (v) holders that hold the Common Shares as part of a hedge, straddle, conversion transaction or a synthetic security or other integrated transaction; (vi) holders that have a "functional currency" other than the U.S. dollar; (vii) holders that own directly, indirectly or constructively 10% or more of the voting power of our stock; (viii) United States expatriates; and (ix) holders that purchase or otherwise acquire Common Shares other than through this

Offering. Further, this discussion does not address the indirect consequences to holders of equity interests in entities that own the Common Shares or to holders of the Common Shares that are not United States Holders.

        This discussion assumes that Common Shares are held as "capital assets" (generally, property held for investment), within the meaning of Section 1221 of the Code, in the hands of a United States Holder at all relevant times and that we are not and will not become, a passive foreign investment company, or PFIC, as discussed under "Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations."

        The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under United States federal, state and local, and applicable foreign, tax laws of the acquisition, ownership and disposition of Common Shares.

Distributions on Common Shares

        The gross amount of any distribution we pay will generally be subject to United States federal income tax as dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such amount will be includable in gross income by a United States Holder as ordinary income on the date such United States Holder actually or constructively receives the distribution.

        Certain dividends received by non-corporate United States Holders from a qualified foreign corporation ("QFC") may be eligible for reduced rates of taxation ("qualified dividends"). A QFC includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the United States Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The United States Treasury has determined that the United States — Canada Income Tax Convention meets these requirements, and we believe we are eligible for the benefits of the Tax Convention. A foreign corporation is also treated as a QFC with respect to dividends paid by that corporation on ordinary shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that our Common Shares are readily tradable on an established securities market in the United States; however, there can be no assurance that the Common Shares will be considered readily tradable on an established securities market in future years.

        We believe that we are currently, and will continue to be, a QFC so as to allow all dividends we pay to be qualified dividends for United States federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing a United States Holder's tax basis in Common Shares. Any distribution in excess of such tax basis will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether the United States Holder held the Common Shares for more than one year. See "Certain United States Federal Income Tax Considerations — Sale, Exchange, or Other Taxable Disposition of Common Shares". Dividends we pay generally will not be eligible for the dividends-received deduction available to certain United States corporate Shareholders.

        The limitations on foreign taxes eligible for credit against a United States Holder's United States federal income tax liability are calculated separately with respect to specific classes of income. For foreign tax credit purposes, dividends received by a United States Holder with respect to shares of a foreign corporation generally constitute foreign-source income and are treated as "passive category" or "general category" income. Subject to certain limitations, any Canadian tax withheld with respect to distributions made on the Common Shares may be treated as foreign taxes eligible for credit against a United States Holder's United States federal income tax liability. Alternatively, a United States Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for United States federal income tax purposes. The rules governing the foreign tax credit are complex and their application depends on each taxpayer's particular circumstances. Accordingly, United States Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

        The gross amount of distributions paid in any foreign currency will be included by each United States Holder in gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the distributions are paid, regardless of whether the payment is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of the payment, the United States Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of the foreign currency distributions. If instead the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency will be treated as United States source ordinary income or loss.

Sale, Exchange, or Other Taxable Disposition of Common Shares

        A United States Holder will generally recognize capital gain or loss upon the sale, exchange or other taxable disposition of the Common Shares measured by the difference between the amount received and the United States Holder's adjusted tax basis in the Common Shares. Any gain or loss will be long-term capital gain or loss if the Common Shares have been held for more than one year and will generally be United States source gain or loss. Long-term capital gains recognized by non-corporate United States Holders are generally subject to United States federal income tax at preferred rates. A holder's ability to deduct capital losses is subject to limitations.

        For cash-basis United States Holders that receive foreign currency in connection with a sale or other taxable disposition of Common Shares, the amount realized will be based upon the U.S. dollar value of the foreign currency received with respect to such Common Shares as determined on the settlement date of such sale or other taxable disposition. Accrual-basis United States Holders may elect the same treatment required of cash-basis taxpayers with respect to a sale or other taxable disposition of Common Shares, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Accrual-basis United States Holders that do not elect to be treated as cash-basis taxpayers (pursuant to the Treasury Regulations applicable to foreign currency transactions) for this purpose may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of such sale or other taxable disposition and the value prevailing on the date of payment. Any such currency gain or loss will generally be treated as ordinary income or loss that is United States source, in addition to the gain or loss, if any, recognized on the sale or other taxable disposition of Common Shares.

Passive Foreign Investment Company Considerations

        Special, adverse, United States federal income tax rules apply to United States persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered "passive assets" (generally, assets that generate passive income). We believe we are not currently a PFIC for United States federal income tax purposes, and we do not expect to become a PFIC in the future. However, the determination of PFIC status for any year is very fact specific, and there can be no assurance in this regard. Accordingly, it is possible that we may become a PFIC in the current taxable year or in future years. If we are classified as a PFIC in any year during which a holder holds Common Shares, we generally will continue to be treated as a PFIC to such a holder in all succeeding years, regardless of whether we continue to meet the income or asset test discussed above. United States Holders are urged to consult their own tax advisors regarding the adverse tax consequences of owning the Common Shares were we to be a PFIC and certain elections that may be made that are designed to lessen those adverse consequences.

Additional Tax on Passive Income

        An additional 3.8% tax is generally imposed on the "net investment income" of individuals, estates and trusts whose income exceeds certain thresholds. "Net investment income" generally includes the following: (1) gross income from interest and dividends other than from the conduct of a non-passive trade or business; (2) other gross income from a passive trade or business; and (3) net gain attributable to the disposition of property other than property held in a non-passive trade or business. Therefore, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares may be subject to this additional tax.

United States Information Reporting and Backup Withholding

        Under United States federal income tax law and regulations, certain categories of United States Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. In addition, new United States return disclosure obligations (and related penalties for failure to disclose) have also been imposed on United States individuals who hold certain specified foreign financial assets in excess of U.S.$50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also may include the Common Shares. United States Holders of Common Shares should consult with their own tax advisors regarding the requirements of filing any information returns.

        Dividends on Common Shares and proceeds from the sale or other disposition of Common Shares that are paid in the United States or by a United States-related financial intermediary will be subject to United States information reporting rules, unless a United States Holder is a corporation or other exempt recipient. In addition, payments that are subject to information reporting may be subject to backup withholding (currently at a 28% rate) if a United States Holder does not provide its taxpayer identification number and otherwise comply with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are available to be credited against a United States Holder's United States federal income tax liability and may be refunded to the extent they exceed such liability, provided the required information is provided to the IRS in a timely manner.

LEGAL MATTERS

        Certain legal matters relating to Canadian law in connection with the Common Shares offered hereby will be passed upon on our behalf by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and on behalf of the Underwriters by McCarthy Tétrault LLP, Calgary, Alberta. Certain legal matters relating to United States law in connection with the Common Shares offered hereby will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York and on behalf of the Underwriters by Vinson & Elkins LLP, Houston, Texas.

INTEREST OF EXPERTS

        As of the date hereof, the partners and associates of each of Burnet, Duckworth & Palmer LLP and McCarthy Tétrault LLP each beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.

        BDO Audit (WA) Pty Ltd., the former external auditor of Aurora, has confirmed that they are independent of Aurora in accordance with Canadian Auditing Standards as adopted by the Canadian Auditing and Assurance Standards Board.

        Information relating to certain of our reserves and resources included in the Annual Information Form and incorporated by reference into this short form prospectus, was calculated based on an evaluation of, and reports on, our crude oil and natural gas reserves and resources conducted and prepared by Sproule, Ryder Scott or McDaniel, our independent qualified reserves evaluators. As of the date hereof, none of the designated professionals of Sproule, Ryder Scott and McDaniel have any registered or beneficial interests, direct or indirect, in any of our or our associates or affiliates securities or other property.

        In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of Baytex or of any associate or affiliate of Baytex, except for John Brussa, a director of Baytex, who is a partner at Burnet, Duckworth & Palmer LLP, a law firm that renders legal services to us.

        Deloitte LLP, Independent Registered Public Accounting Firm, are independent of us within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

 DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this short form prospectus forms a part: (i) the documents listed under the heading "Documents Incorporated by Reference"; (ii) consents of independent auditors and engineers and legal counsel; and (iii) powers of attorney pursuant to which amendments to the registration statement may be signed.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

The constituting documents of Baytex Energy Corp. ("Baytex" or the "Registrant") contain the following provisions with respect to the protection and indemnification of our directors and officers:

  Limitation of Liability

        No director or officer for the time being of Baytex shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to Baytex through the insufficiency or deficiency of title to any property acquired by Baytex or for or on behalf of Baytex or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to Baytex shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation, including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to Baytex or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of Baytex and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

  Indemnity

        Baytex hereby indemnifies, to the maximum extent permitted under the Business Corporations Act (Alberta) ("ABCA"), each director and officer and each former director and officer, and may indemnify a person who acts or acted at Baytex's request as a director or officer of a body corporate of which Baytex is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Baytex or such body corporate.

  Insurance

        Baytex may purchase and maintain insurance for the benefit of any person against any liability incurred by him or her:

  (a)
  in his or her capacity as a director or officer of Baytex, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of Baytex; or

  (b)
  in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at Baytex's request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

        We have entered into agreements, if applicable, with each of our directors and officers to evidence our obligations to indemnify such directors and officers as described above.

        Section 124 of the ABCA provides as follows:

124 (1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

  (a)
  the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

        (2) A corporation may, with the approval of the Court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

        (3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

  (a)
  was substantially successful on the merits in the person's defence of the action or proceeding,

  (b)
  fulfils the conditions set out in subsection (1)(a) and (b), and

  (c)
  is fairly and reasonably entitled to indemnity.

        (3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

        (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

  (a)
  in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

  (b)
  in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

        (5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

        (6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

As contemplated by Section 124(4) of the ABCA, the Registrant has purchased insurance against potential claims against its directors and officers and against loss for which the Registrant may be required or permitted by law to indemnify such directors and officers.

* * *

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

 FORM F-10

EXHIBITS OF BAYTEX ENERGY CORP.

EXHIBIT NUMBER		DESCRIPTION
3.1		Underwriting Agreement.
4.1		Annual Information Form for the year ended December 31, 2014, dated March 9, 2015 (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.2		Audited consolidated financial statements as at December 31, 2014 and 2013 and for the years then ended, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.3		Supplemental Disclosures about Extraction Activities — Oil and Gas prepared in accordance with Accounting Standards Codification 932 "Extractive Activities — Oil & Gas" (incorporated by reference to Exhibit 99.12 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.4		Management's discussion and analysis of operating and financial results for the year ended December 31, 2014 and 2013 (incorporated by reference to Exhibit 99.3 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.5		Information Circular — Proxy Statement dated April 2, 2014 relating to the annual and special meeting of shareholders held on May 15, 2014 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on April 10, 2014 (File No. 001-32754)).
4.6		Information Circular — Proxy Statement dated April 1, 2013 relating to the annual and special meeting of shareholders held on May 14, 2013 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on April 10, 2013 (File No. 001-32754)).
4.7		Business Acquisition Report in respect of the acquisition of all of the issued and outstanding shares of Aurora dated July 30, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 30, 2014 (File No. 001-32754)).
4.8		Material change report dated March 18, 2015 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on March 18, 2015 (File No. 001-32754)).
4.9	*	The template version of the term sheet for the Offering dated March 12, 2015.
5.1		Consent of Deloitte LLP, Independent Registered Public Accounting Firm.
5.2		Consent of BDO Audit (WA) Pty Ltd., independent registered chartered accountants for Aurora Oil & Gas Limited.
5.3	*	Consent of Sproule Unconventional Limited, independent engineers.
5.4	*	Consent of McDaniel & Associates Consultants Ltd., independent engineers.
5.5	*	Consent of Ryder Scott Company L.P., independent engineers.
5.6	*	Consent of Burnet, Duckworth & Palmer LLP, legal counsel.
5.7	*	Consent of McCarthy Tétrault LLP, legal counsel.
6.1	*	Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).

*
Previously filed.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed with the SEC concurrently with the initial filing of this Registration Statement on Form F-10.

        Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alberta, Canada, on March 19, 2015.

BAYTEX ENERGY CORP.
By:	/s/ JAMES L. BOWZER Name: James L. Bowzer Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ JAMES L. BOWZER James L. Bowzer	President, Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2015
/s/ RODNEY D. GRAY Rodney D. Gray	Chief Financial Officer (Principal Financial & Accounting Officer)	March 19, 2015
* Raymond T. Chan	Chairman	March 19, 2015
* John A. Brussa	Director	March 19, 2015
* Edward Chwyl	Director	March 19, 2015
* Naveen Dargan	Director	March 19, 2015
* R.E.T. Goepel	Director	March 19, 2015
* Gregory K. Melchin	Director	March 19, 2015

III-2

Signature	Capacity	Date

* Mary Ellen Peters	Director	March 19, 2015
* Dale O. Shwed	Director	March 19, 2015

*By:	/s/ JAMES L. BOWZER Name: James L. Bowzer Title: Attorney- in- fact

III-3

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on March 19, 2015.

BAYTEX ENERGY USA, INC.
By:	/s/ MICHAEL L. VERM Name: Michael L. Verm Title: President and Chief Executive Officer

III-4

 INDEX OF EXHIBITS OF BAYTEX ENERGY CORP.
to
FORM F-10

EXHIBIT NUMBER		DESCRIPTION
3.1		Underwriting Agreement.
4.1		Annual Information Form for the year ended December 31, 2014, dated March 9, 2015 (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.2		Audited consolidated financial statements as at December 31, 2014 and 2013 and for the years then ended, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.3		Supplemental Disclosures about Extraction Activities — Oil and Gas prepared in accordance with Accounting Standards Codification 932 "Extractive Activities — Oil & Gas" (incorporated by reference to Exhibit 99.12 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.4		Management's discussion and analysis of operating and financial results for the year ended December 31, 2014 and 2013 (incorporated by reference to Exhibit 99.3 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2014 filed with the SEC on March 9, 2015 (File No. 001-32754)).
4.5		Information Circular — Proxy Statement dated April 2, 2014 relating to the annual and special meeting of shareholders held on May 15, 2014 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on April 10, 2014 (File No. 001-32754)).
4.6		Information Circular — Proxy Statement dated April 1, 2013 relating to the annual and special meeting of shareholders held on May 14, 2013 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on April 10, 2013 (File No. 001-32754)).
4.7		Business Acquisition Report in respect of the acquisition of all of the issued and outstanding shares of Aurora dated July 30, 2014 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on July 30, 2014 (File No. 001-32754)).
4.8		Material change report dated March 18, 2015 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on March 18, 2015 (File No. 001-32754)).
4.9	*	The template version of the term sheet for the Offering dated March 12, 2015.
5.1		Consent of Deloitte LLP, Independent Registered Public Accounting Firm.
5.2		Consent of BDO Audit (WA) Pty Ltd., independent registered chartered accountants for Aurora Oil & Gas Limited.
5.3	*	Consent of Sproule Unconventional Limited, independent engineers.
5.4	*	Consent of McDaniel & Associates Consultants Ltd., independent engineers.
5.5	*	Consent of Ryder Scott Company L.P., independent engineers.
5.6	*	Consent of Burnet, Duckworth & Palmer LLP, legal counsel.
5.7	*	Consent of McCarthy Tétrault LLP, legal counsel.
6.1	*	Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
IMPORTANT NOTICE ABOUT INFORMATION IN THIS SHORT FORM PROSPECTUS
PRESENTATION OF FINANCIAL AND OIL AND GAS INFORMATION
SELECTED DEFINITIONS
CONVERSIONS
ABBREVIATIONS
CONVENTIONS
OIL AND GAS EQUIVALENCY
NON-GAAP FINANCIAL MEASURES
ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES
DOCUMENTS INCORPORATED BY REFERENCE
MARKETING MATERIALS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
EXCHANGE RATES
RISK FACTORS
SUMMARY DESCRIPTION OF OUR BUSINESS
RECENT DEVELOPMENTS
USE OF PROCEEDS
DESCRIPTION OF COMMON SHARES
CONSOLIDATED CAPITALIZATION
PLAN OF DISTRIBUTION
RELATIONSHIP BETWEEN US AND CERTAIN OF THE UNDERWRITERS (CONFLICTS OF INTEREST)
PRIOR SALES
MARKET FOR SECURITIES
DIVIDENDS TO SHAREHOLDERS
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
INTEREST OF EXPERTS
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
FORM F-10 EXHIBITS OF BAYTEX ENERGY CORP.
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking
  Item 2. Consent to Service of Process
SIGNATURES
AUTHORIZED REPRESENTATIVE
INDEX OF EXHIBITS OF BAYTEX ENERGY CORP. to FORM F-10